As filed with the Securities and Exchange Commission on January 7, 2009
Registration No. [ 333-153866]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Part II Amendment

Form S-11
Registration Statement
Under
The Securities Act of 1933, As Amended

1st & 10 Properties, Corp.
(Exact name of registrant as specified in charter)

7918 Indigo Ridge Terrace,
 Bradenton Fl 34201
Telephone 1 (941) 284-4117
(Address, including zip code and telephone number, including area code of principal executive offices

Joseph Kandel
President
7918 Indigo Ridge Terrace
 Bradenton FL 34201
Telephone 1 (941) 284-4117

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Primary Offering, Common Stock, $0.00001 par value per share	10,000,000 (1)	$ 2.00 (2)	$20,000,000	$786

(1) (2)
Registrant’s common stock as is being offered on a best efforts basis.
Registrant proposed maximum offering price at $2.00 per share is arbitrary, with an aggregate public offering price not to exceed $20,000,000. Estimated solely for the purpose of determining the registration fee pursuant to Rule 45(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. Other Expenses of issuance and distribution

SEC Registration Fee $786.00
Blue Sky Fees and Expenses $1,000 / $10,000.00
Legal Fees and Expenses $6,500.00 / $46,000.00
Printing and Engraving Expenses $4,000.00 / $12,000.00
Accountant's Fees and Expenses $3,500.00 / $7,000.00
Total $15,370.00 / $75,370.00

The foregoing expenses, except for the SEC fees, are estimated. Estimates are for minimum /maximum.

ITEM 32. Sales to Special Parties.

ITEM 33. Recent Sales of Unregistered Securities.

(a) Unregistered Securities Sold since inception:

ALL 1st & 10 Properties, Corp. COMMON STOCK ISSUANCES OTHER THAN FOR CASH

The following sets forth information relating to all previous issuances of common stock by the Registrant that are at least two years prior which sales were not registered under the Securities Act of 1933, as amended, but were sold or issued under reliance upon Section 4(2) of said Act among possible other exemption or exemptions.

The following issuances of common stock listed below totaling 210,000 shares were in exchange for various business services to be provided to the company and were issued as founder shares:

NAME SHARES Aggregate Value of Services

Worldwide Financial Solutions (consulting) 200,000 shares
Steve Flamm (audit review) 5,000 shares
Marathon Advisors (CPA) 5,000 shares

The following sets forth information relating to previous issuances of common stock by the Registrant that are less than two years prior which sales were not registered under the Securities Act of 1933.

The following sets forth information relating to all previous issuances of common stock by the Registrant that are at not two years prior which sales were not registered under the Securities Act of 1933.

The previous list of all shares issued for other than a cash sales that are at least two years prior  -0 -

Cash sales of the Company’s common stock –0-
Total shares sold for cash and all other transactions total –0-

No advertising or general solicitation was employed in offering the shares. The shares were offered for investment only and not for the purpose of resale or distribution. All of the shares issued to the aforementioned persons bear restrictive legends preventing their transfer except in accordance with the Securities Act of 1933, as amended, and the regulations promulgated there under.

ITEM 34.  Indemnification of Officers and Directors

The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under New York law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

ITEM 35. Treatment of Proceeds from Stock Being Registered.

All consideration received by this registration will be credited to the capital account of the company after escrow is released.

ITEM 36 – Financial Statements and Exhibits.

FINANCIAL STATEMENTS From Inception Through September 30, 2008

CONTENTS INCLUDED IN PROSPECTUS	PAGE

Report of Independent Registered Public Accounting Firm	F 1

Balance Sheet	F 2

Statement of Expenses	F 3

Statement of Shareholders’ Deficit	F 4

Statement of Cash Flow	F 5

Notes to Financial Statements	F 6

EXHIBITS Exhibit 3.1 Articles of Incorporation
Exhibit 3.2 Bylaws of 1st and 10 Properties, Corp.
Exhibit 4.1 Subscription Agreement
Exhibit 5.1 Consent of and Opinion of Counsel
Exhibit 10.1 Agreement with 1st & 10 Investment Corp. *
Exhibit 23.1 Consent of Accountant

* Filed herein

Item 37. Undertakings.

Furnish the undertakings required by Item 512 of Regulation S-K (§229.512 of this chapter).

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement

       To include any prospectus required by section I O (a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration   statement;

      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange
Act of 1933, the undersigned Registrant hereby undertakes to file with the
Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the
Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 may be permitted to directors, officers, and controlling persons of the
Registrant pursuant to our certificate of incorporation or provisions of New
York law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant)
of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Kandel as their true and lawful attorneys-in-fact and agent, with full power of substitution, each with power to act alone, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida, on December 30,2008.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following. persons in the capacities and on the dates indicated.

1st & 10 Properties, Corp.__ (Issuer)

Name	Title	Date

/s/ Joseph Kandel	President and Chief Executive Officer (Principal Executive Officer)	January 2, 2009
/s/ Barbara Shapiro	Chief Operations Officer (Vice President, Secretary)	January 2, 2009
/s/ Steve Seligsohn	Director	January 2, 2009
/s/ Kenneth Brand Xxxxx	Director	January 2, 2009